Exhibit 10.3

EXECUTION VERSION

MANAGEMENT ADVISORY SERVICES AGREEMENT

This MANAGEMENT ADVISORY SERVICES AGREEMENT is made as of this 24th day of January, 2014, by and among PSAV Holdings LLC, a Delaware limited liability company (“PSAV Holdings”), PSAV Intermediate Corp., a Delaware corporation (“PSAV Intermediate”) and AVSC Holding Corp., a Delaware corporation (“AVSC”) and, together with PSAV Intermediate and its direct and indirect subsidiaries, the “Companies” and each, a “Company”), Olympus Advisors LLC (“Olympus”) and Goldman, Sachs & Co. (“Goldman”) (each of Olympus and Goldman an “Advisor” and collectively, the “Advisors”).

W I T N E S S E T H:

WHEREAS, Affiliates of the Advisors are members of PSAV Holdings;

WHEREAS, the Companies desire to retain the Advisors to provide business and organizational strategy, financial and advisory services to the Companies and their direct and indirect subsidiaries upon the terms and conditions hereinafter set forth, and the Advisors are willing to undertake such obligations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Appointment. The Companies hereby engage the Advisors, and each Advisor severally and not jointly hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Companies and their direct and indirect subsidiaries as described in Section 3 hereof.

2. Term. The term of this Agreement (the “Term”) shall be for an initial term commencing on the date hereof and expiring December 31, 2024. Such term shall be renewed automatically for additional one-year terms thereafter unless the Advisors or the Companies shall give notice in writing within thirty (30) days before the expiration of the initial term or any one-year renewal thereof of its desire to terminate this Agreement. The rights and obligations of an Advisor under this Agreement shall automatically terminate if Affiliates of such Advisor cease to own in aggregate at least 5% of the outstanding Class A Units of PSAV Holdings. If either Advisor gives notice of non-renewal pursuant to the second sentence of this Section 2 or the rights and obligations of either Advisor are terminated pursuant to the third sentence of this Section 2, then the term of this Agreement shall nevertheless be renewed with respect to the other Advisor and the annual fee payable pursuant to Section 5(b) to the terminating Advisor shall thereafter be payable to the remaining Advisor. The provisions of Section 6 shall survive the termination of this Agreement. “Class A Units” shall have the meaning ascribed to it in the amended and restated limited liability company agreement of PSAV Holdings, dated as of the date hereof, among the parties thereto, as the same may be amended from time to time (the “LLC Agreement”).

3. Duties of the Advisors. Each Advisor shall provide the Companies and their direct and indirect subsidiaries with such services for the Companies and their direct and indirect subsidiaries as mutually agreed by the Advisors and PSAV Holdings’ board of managers, which may include, without limitation, business and organizational strategy, financial and advisory services (collectively, the “Services”). The fees and other compensation specified in this Agreement will be payable by the Companies regardless of the extent of Services requested by the Companies pursuant to this Agreement, and regardless of whether or not the Companies request the Advisors to provide any such Services.

3.1. Exclusions from “Services”. Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(a) Independent Accounting Services. Accounting services rendered to the Companies, their direct or indirect subsidiaries, or the Advisors with respect to the Companies, with prior notice and consultation with the management of the Companies, by an independent accounting firm or accountant (i.e., an accountant who is not an employee of either of the Advisors or their Affiliates);

(b) Legal Services. Legal services rendered to the Companies, their direct or indirect subsidiaries, or either of the Advisors with respect to the Companies, with prior notice and consultation with the management of the Companies, by an independent law firm or attorney (i.e., an attorney who is not an employee of either of the Advisors or their Affiliates); and

(c) Independent Actuarial Services. Actuarial services rendered to the Companies, their direct or indirect subsidiaries, or either of the Advisors with prior notice and consultation with the management of the Companies, by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of either of the Advisors or their Affiliates).

(d) For the avoidance of doubt, subject to the requirements set forth in Section 4.02 of the LLC Agreement, nothing herein shall prevent the Companies from separately engaging Goldman or its Affiliates to provide investment banking or other financial advisory services for additional compensation on terms approved by the board of managers of PSAV Holdings (including one Olympus Manager and one Broad Street Manager, in each case, as defined in the LLC Agreement).

3.2. Definition of Affiliate. “Affiliate” shall mean, with respect to any specified individual, corporation, limited liability company, partnership, association, trust or other entity or organization (each, a “Person”), a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise).

4. Powers of the Advisors. So that they may properly perform their duties hereunder, the Advisors shall, subject to Section 8 hereof, have the authority to do all things necessary and proper to carry out the duties set forth in Section 3.

5. Compensation and Reimbursement.

(a) Purchase Fee. As consideration payable to the Advisors with respect to the services provided by the Advisors in connection with the purchase of the capital stock of AVSC on the date hereof and the financing related thereto, which services included, but were not limited to, financial advisory services and corporate structure review (the “Initial Services”), ASVC shall pay to the Advisors a transaction fee (the “Purchase Fee”) in an aggregate amount equal to $14,000,000, earned and payable on the date hereof, which Purchase Fee shall be apportioned among the Advisors as follows: (i) to Olympus, $6,000,000 and (ii) to Goldman, $8,000,000.

(b) Annual Advisory Fee. As consideration payable to the Advisors or any of their Affiliates for providing the Services to the Companies and their direct and indirect subsidiaries, AVSC shall pay to the Advisors an annual advisory fee (the “Advisory Fee”) in an aggregate amount equal to $1,500,000, due and payable in advance on each anniversary of the date hereof or if such date is not a business day, the next business day; provided that the annual fee in respect of the first full year shall be paid on the date hereof. The Advisory Fee shall be apportioned among the Advisors as follows: (i) 50% to Olympus and (ii) 50% to Goldman; provided that, if, at any time after the date hereof, there is a change in the number of Class A Units owned by the Affiliates of either Advisor, the amounts payable to the Advisors pursuant to this Section 5(b) shall be adjusted and thereafter be payable to the Advisors pro rata in accordance with the proportion that the number of Class A Units owned by the Affiliates of each Advisor bears to the aggregate number of Class A Units owned by the Affiliates of both Advisors (after giving effect to any changes in the Class A Units of the Affiliates of each Advisor) (this proportion, the “Pro Rata Proportion”). Such payments shall accrue to the extent not paid. In the case of an Initial Public Offering (as defined in the LLC Agreement), the Companies shall pay to each Advisor (or an affiliate of such Advisor designated by it), in addition to the fees payable above, an amount equal to its Pro Rata Proportion of the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Advisory Fee that would have been payable to the Advisors over the remaining term of this Agreement. In the case of a Change of Control (as defined in the LLC Agreement), the Companies shall pay to each Advisor (or an affiliate of such Advisor designated by it), in addition to the fees payable above, its Pro Rata Proportion of the greater of (i) 1.0% of the total consideration to be received by the owners of PSAV Holdings as a result of the transaction (or series of transactions) that causes the Change of Control (as determined by the board of managers of PSAV Holdings), and (ii) an amount equal to the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Advisory Fee that would have been payable to the Advisors over the remaining term of this Agreement.

(c) Transaction Fees. In connection with any transaction in which the Companies or their direct or indirect subsidiaries may be involved in the future, including, without limitation, acquisitions, divestitures, financings (including additional equity investments in PSAV Holdings) or liquidity events, (each, a “Transaction”) AVSC shall pay to the Advisors an aggregate fee (a “Transaction Fee”) equal 1% of the aggregate value (as determined by the board of managers of PSAV Holdings) of such Transaction, which Transaction Fee shall be allocated between the Advisors based on their respective Pro Rata Proportion. Such payments shall accrue to the extent not paid. For the avoidance of doubt, no Transaction Fee (other than the Purchase Fee) shall be payable to either Advisor in respect of the Initial Services.

(d) Expenses. In addition to any fees payable to the Advisors pursuant to this Agreement, AVSC shall, or shall cause one or more of its Affiliates to, at the direction of the Advisors, pay directly or reimburse each of the Advisors or any of their Affiliates, from time to time upon request, for any Expenses (as hereinafter defined) incurred in connection with the Services provided for in Section 3 hereof. For purposes of this Agreement, the term “Expenses” shall mean the reasonable amounts paid by an Advisor or any of its Affiliates in connection with the Services provided for in Section 3, including without limitation (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by the Advisor or any of its Affiliates in rendering the Services provided for herein. All reimbursements for Expenses shall be made promptly upon or as soon as practicable after presentation by the Advisor to the Companies of the statement in connection therewith. Nothing in this Section 5 shall limit any obligations of PSAV Holdings to reimburse any costs and expenses to the Advisors or their Affiliates as provided in the LLC Agreement.

6. Indemnification.

(a) The Companies will, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by law, each of the Advisors and their respective officers, directors, managers, employees, members, partners, agents, representatives, Affiliates and controlling persons (if any) (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several (the “Liabilities”), to which such Indemnified Party may become subject under any applicable federal or state law, any claim made by any third party or otherwise, relating to or arising out of the Services contemplated by this Agreement or the engagement of the Advisors pursuant to, and the performance by the Advisors or such Indemnified Party of the Services, and the Companies will reimburse any Indemnified Party for all costs and expenses (including without limitation reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Companies will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party. The reimbursement and indemnity obligations of the Companies under this paragraph shall be in addition to any liability which the Companies may otherwise have, shall extend upon the same terms and conditions to any Affiliate of the Advisors and the equityholders, officers, directors, employees, members, partners, agents, representatives, Affiliates and controlling persons (if any), as the case may be, of the Advisors and any such Affiliate and shall be binding upon and inure to the benefit of, and shall be enforceable by, any successors, assigns, heirs and personal representatives of the Companies, the Advisors, any such Affiliate and any such person.

(b) If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Companies agree to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Companies, on the one hand, and by the Advisors, on the other hand, with respect to the Services or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Companies, on the one hand, and of the Advisors, on the other hand; provided, however, that to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by the Advisors from the Company with respect to the Services. Relative benefits to the Companies, on the one hand, and to the Advisors, on the other hand, with respect to the Services shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Companies in connection with the Services or any transactions to which the Services relate bears to (ii) all fees actually received by the Advisors in connection with the Services. Relative fault shall be determined, in the case of Liabilities arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Companies to the Advisors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c) Upon receipt by an Indemnified Party of actual notice of any pending or threatened action, claim, suit, investigation or proceeding (an “Action”) against such Indemnified Party with respect to which indemnity may be sought under this Agreement, such Indemnified Party shall promptly notify the Companies in writing; provided that failure to so notify the Companies shall not relieve the Companies from any liability which the Companies may have on account of the indemnity provisions under this Agreement or otherwise, except to the extent the Companies shall have been materially prejudiced by such failure. The Companies shall have the right to assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Companies have failed to assume the defense and employ counsel promptly or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Companies, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Companies; provided that the Companies shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Companies shall not, without the Advisors’ prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Companies have given the Advisors reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action; provided, that the Companies will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Companies’ prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein.

(d) The Companies’ obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.

(e) The provisions of this Section 6 and any modification thereof shall apply to the Services provided to the Companies by the Advisors (including related activities prior to the date hereof) and shall remain in full force and effect regardless of the completion or termination of this Agreement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Distributions. The Companies shall cause their subsidiaries to distribute funds to the Companies to the extent necessary for the Companies to satisfy their obligations under this Agreement.

8. Disclaimer and Limitation of Liability. No Advisor makes any representations or warranties, express or implied, in respect of the Services provided or to be provided by it hereunder. In no event will any Advisor or any Indemnified Party be liable to any of the Companies or any of their Affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct of such Advisor as determined by a final, non-appealable determination of a court of competent jurisdiction. The Companies agree that any advice or recommendations (written or oral) provided by the Advisors under this Agreement is solely for the use and benefit of the Companies and may not be disclosed to, or used or relied upon for any purpose by, any other person or entity without the prior written approval of such Advisor. In no event will any Advisor or any of its Affiliates or consultants or other Indemnified Party be liable to the Companies or any of their affiliates for any indirect, special, punitive, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the Services provided or to be provided by such Advisor hereunder.

9. Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between either of the Advisors, on the one hand, and the Companies, on the other hand, or an employee/employer relationship. In connection with the Services, the Advisors are acting as independent contractors and not in any other capacity pursuant to this Agreement, with duties owing solely to the Companies. Neither the Advisors nor the Companies shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party. The Companies acknowledge and agree that nothing in this Agreement, or any other documents required to be entered into by the Companies in connection with this Agreement, shall create a fiduciary duty of the Advisors (or any of their Affiliates) to the Companies.

10. Notices. Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by fax to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

(i)	If to PSAV Holdings, PSAV Intermediate or AVSC:

c/o PSAV Holdings LLC
111 West Ocean Blvd #1110
Long Beach, CA 90802
Attn: J. Whitney Markowitz
Facsimile: (562) 366-0265

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello
Facsimile: (212) 310-8007

with a copy to:

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attn: John A. Schoenfeld
Benjamin P. Clinger
Facsimile: (312) 862-2200

if to Goldman, to it at:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: Bradley Gross
Facsimile: (212) 357-5505

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Michael J. Aiello
Facsimile: (212) 310-8007

11. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except that (i) if any of the Companies shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the obligations of such Company under this Agreement, such Company may assign its rights hereunder to that corporation and (ii) each Advisor may assign its rights and obligations hereunder to any Affiliate of such Advisor. Any attempted transfer or assignment in violation of this Section 11 shall be void.

12. Permissible Activities. Nothing herein shall in any way preclude either of the Advisors or their Affiliates or their respective officers, directors, employees, members and partners from engaging in or investing in any business activities or from performing services for its or their own account or for the account of others, including companies which may be or are in competition with the business conducted by the Companies or their direct or indirect subsidiaries.

13. Confidentiality. The parties hereto agree that the terms of this Agreement shall remain strictly confidential as between them and that neither the existence of this Agreement or any terms herein, nor any advice or opinions provided by the Advisors hereunder, shall be disclosed or referred to publicly or to any third party (other than the Advisors’ and the Companies’ legal, tax, financial or other advisors), without first obtaining the written consent of the other parties; provided, however, that any party may disclose the terms of this Agreement to the extent required by law or regulation or requested by any governmental agency or other regulatory authority and the Advisors may disclose the terms of this Agreement in connection with any assignment permitted under Section 11.

14. Amendment and Waiver. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement. The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

16. Section Headings. The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 10 or in the records of the Companies. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Severability. Any section, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be such section, clause, sentence, provision, subparagraph or paragraph so held to be invalid, illegal or ineffective.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

GOLDMAN, SACHS & CO.

By:	/s/ Bradley Gross
Name: Bradley Gross
Title: Authorized Signatory

OLYMPUS ADVISORS LLC

By:	/s/ Robert S. Morris
Name: Robert S. Morris
Title: Managing Partner

PSAV HOLDINGS LLC

By:	/s/ J. Whitney Markowitz
Name: J. Whitney Markowitz
Title: Chief Legal Counsel and Secretary

PSAV INTERMEDIATE CORP.

By:	/s/ J. Whitney Markowitz
Name: J. Whitney Markowitz
Title: Secretary

AVSC HOLDING CORP.

By:	/s/ J. Whitney Markowitz
Name: J. Whitney Markowitz
Title: Secretary

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